Filed Pursuant to Rule 424(b)(7)
Registration No. 333-290999

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated October 21, 2025)

Common Stock

This Prospectus Supplement No. 1 (this “prospectus supplement”) amends and supplements information contained or incorporated by reference in the prospectus, dated October 21, 2025 (the “prospectus”). The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock, par value $0.0001 per share (the “Common Stock”) on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 19 of the prospectus.

This prospectus supplement should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that information contained herein supersedes the information contained or incorporated by reference in the prospectus. This prospectus supplement may only be delivered or used in connection with, the prospectus.

The Common Stock is listed on the Nasdaq Global Select Market under the symbol “ZBIO.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of the prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 28, 2026

SELLING STOCKHOLDERS

The following information amends and supplements the information that appears under the heading “Selling Stockholders” beginning on page 10 of the prospectus. Capitalized terms used herein but not defined have the meanings ascribed to such terms in the prospectus.

This prospectus supplement provides that up to the number of shares of Common Stock set forth below may be resold by the selling stockholder named below.

In December 2025, Crown/Long Short 41 Segregated Portfolio, a selling stockholder included in the prospectus, transferred 8,533 shares of Common Stock purchased in the Private Placement to Crown Helix Strategies Ltd. in connection with an internal reorganization. The table that appears under the heading “Selling Stockholders” in the prospectus is being amended and supplemented to (i) remove Crown Managed Accounts SPC Acting for and on behalf of Crown/Long Short 41 Segregated Portfolio as a selling stockholder, and (ii) add the Crown Helix Strategies Ltd. as a selling stockholder. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the heading “Selling Stockholders” in the prospectus.

The percentage ownership data is based on 53,679,166 shares of Common Stock outstanding as of October 31, 2025.

We have prepared the table below based on information given to us by, or on behalf of, the Crown Helix Strategies Ltd. on or before the date of this prospectus supplement.

	Shares of Common Stock Beneficially Owned Prior to	Shares of Common	Beneficial Ownership After this Offering(3)
Name(1)	this Offering	Stock Offered(2)	Shares	%(4)
Crown Helix Strategies Ltd. (5)	21,921	8,533	13,388	*

* Less than one percent of outstanding Common Stock.

(1) All information regarding selling stockholders was provided by the selling stockholders

(2) The number of shares of Common Stock in the column “Shares of Common Stock Offered” represents all of the shares of Common Stock that a selling stockholder may offer and sell from time to time under this prospectus supplement.

(3) Assumes that all shares of Common Stock being registered under the registration statement of which this prospectus supplement forms a part are sold in this offering, and that none of the selling stockholders acquired additional shares of our Common Stock after the date of this prospectus supplement.

(4) Percentage ownership is based on 53,679,166 shares of Common Stock outstanding as of October 31, 2025.

(5) The shares reported under “Shares of Common Stock Beneficially Owned Prior to this Offering” consist of (i) 8,533 shares of Common Stock purchased by Crown Managed Accounts SPC acting for and on behalf of Crown/Long Short 41 Segregated Portfolio (“Crown”) and (ii) 13,388 shares of Common Stock held by Crown. Kamran Moghtaderi is the managing principal of the trading advisor to Crown/Long Short 41 Segregated Portfolio. The address of Crown is Grand Pavilion Commercial Centre, 802 West Bay Road, P.O Box 31490, KY1-1206, George Town, Grand Cayman, Cayman Islands.